Exhibit 10.5

OVERLAND STORAGE, INC.

2009 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

(DIRECTOR, LIMITED TRANSFERABILITY)

You have been granted the following option to purchase shares of the Common Stock of Overland Storage, Inc. (the “Company”):

Name of Optionee:

Total Number of Shares:

Type of Option:	Non-Qualified Stock Option

Exercise Price Per Share:	$

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:	This option becomes exercisable with respect to the first [____]% of the Shares subject to this option when you complete [____] months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date. Thereafter, this option becomes exercisable with respect to an additional [____]% of the Shares subject to this option when you complete each month of Service.

Expiration Date:	[____________] [____], 20[____]. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of the 2009 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Optionee	Overland Storage, Inc.

By:
Title:

OVERLAND STORAGE, INC.

2009 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be a nonstatutory stock option.

Vesting

This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full if either of the following events occurs:

•      Your Service terminates because of total and permanent disability, or death, or

•      The Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates.

This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term	This option expires in any event at the close of business at Company headquarters on the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant, or if such anniversary date would fall on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such anniversary date. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date, or if such expiration date would fall on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such expiration date. The Company determines when your Service terminates for this purpose.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death, or if such expiration date would fall on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such expiration date.

Disability

If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date, or if such expiration date would fall on a day when Company headquarters are not open for business, at the close of business at Company headquarters on the last business day before such expiration date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any “Applicable Law” (as defined in the Plan).

Notice of Exercise

When you wish to exercise this option, you may select one of the following:

•      If you have established an account with E*Trade (www.etrade.com, (800) 838-0908), or such other or substitute employee stock option plan administrative service as the Company may elect to engage (such stock option administrative service being the “Plan Agency”), you may elect to exercise this option by utilizing the procedures established by the Plan Agency for exercise of this option. Such procedures may include provisions for execution of an electronic or a written notice stating the number of shares to be purchased pursuant to this option and accompanied by delivery of an executed exercise agreement as implemented by the Plan Agency, and payment made in accordance with this Agreement and the Plan for the full purchase price of the shares to be purchased. The “Committee” (as defined in the Plan) may from time to time establish further limitations and rules or procedures for exercise through the Plan Agency. The Company may also discontinue use of the Plan Agency at any time, in which case you will be required to use the exercise procedure described below.

•      Notify the Company by filing the proper “Exercise Notice” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered.

Exercise through the Plan Agency will be effective in accordance with the policies and procedures of the Plan Agency. An “Exercise Notice” filed with the Company will be effective when the Company receives it together with payment made in accordance with this Agreement and the Plan for the full purchase price of the shares to be purchased.

If another person wants to exercise this option after it has been transferred to him or her (a “Transferee”), that person must prove to the Company’s satisfaction that he or she is entitled to exercise this option, and must then select one of the exercise alternatives specified above; provided that exercise by a Transferee may not be available through the Plan Agency, and if it is available, such exercise may require additional procedures or documentation established by the Company or the Plan Agency.

Form of Payment

When you exercise your option, you must pay the option exercise price for the shares that you are purchasing. Payment may be made in one or a combination of the following forms:

•      Your personal check, a cashier’s check or a money order.

•      Irrevocable directions to a securities broker (such as the Plan Agency) approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) This procedure will be permitted only if you utilize the services of the Plan Agency, or another securities broker pre-approved by the Company in its sole discretion. You will not be permitted to use this procedure if you are an “Officer” or “Director” (each as defined in the Plan) and this procedure would be deemed an extension of credit or the arranging of an extension of credit in the form of a personal loan by the Company.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any option shares at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

In general, only you may exercise this option prior to your death. You may not transfer or assign this option, unless one of the provisions below applies. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or in a beneficiary designation.

The Committee may, in its sole discretion, allow you to transfer this option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way, except pursuant to a Domestic Relations Order.

The Committee will allow you to transfer this option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Governing Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree

to all of the terms and conditions described above and in the Plan.